Exhibit 99.1

FOR IMMEDIATE RELEASE April 13, 2005	CONTACT:	MICHAEL J. KOSS (414) 964-5000

Koss Sales Slide on Soft Retail Re-Orders
Net Income Impacted by Licensing Wind Down and Pressure on Margins

Milwaukee, Wisconsin: Koss Corporation (NASDAQ SYMBOL: KOSS), the U.S. based high fidelity stereophone leader, has announced quarter earnings for the period ending March 31, 2005. Sales for the third quarter dropped 7% to $9,772,686 compared to $10,547,180 for the same period one year ago. Net income fell by $271,840 from $1,157,816 compared to $885,976. Third quarter diluted earnings per share were $0.23 compared with $0.29 for the same quarter one year ago.

“We are disappointed by the slow down at retail and the absence of business through the new Koss Communications line,” Michael J. Koss, President and CEO, told employees here today. “Despite the fact that revenue for this year’s third quarter was the second highest in our history, the post holiday re-stocking activity was slow. The new records our Company set during the same three month period last year proved very difficult to beat this year.”

Koss went on to explain that gross margins had declined during the period from 40% to 37% and that the wind down of various licensing agreements had affected the quarterly pre-tax income by an additional $160,000.

“Increases in freight costs, manufacturing overhead, and promotional expenses hit us especially hard when coupled with the decrease in revenue,” Koss continued. “These increases in our cost of sales along with some increases in our discounts and allowances amounted to a decline in our gross profit.”

“Sales in Europe continue to be robust,” Koss continued. “Export sales rose by 73% in the quarter and are now posted at a 65% increase for the year.”

Sales for the nine months for the Company tracked down slightly by 2% to $28,970,345 compared to $29,551,443 for the same period one year ago. Net income for the nine months fell by 12% from $3,397,921 compared to $2,995,329 one year ago. Diluted earnings per share for the nine months were $0.76 compared with $0.86 for the same period one year ago.

“On a year to date basis we were also faced with increased promotional expenses relating to our return to the main floor of the Consumer Electronics Show in January, and the support of our new communications product line roll out,” Koss said. “We expect these initiatives to help improve revenue and net income in the months ahead.”

Koss Corporation will pay a quarterly dividend of $0.13 cents on April 15, 2005 to shareholders of record on March 31, 2005.

Koss Corporation markets a complete line of high-fidelity stereophones, speaker-phones, computer headsets, telecommunications headsets, active noise canceling stereophones, wireless stereophones, and compact disc recordings of American Symphony Orchestras on the Koss Classics label.

This press release contains forward looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “forecasts,” “expects,” “plans,” “anticipates,” “believes,” “estimates,”

“predicts,” “potential,” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, in particular, consumer demand for the Company’s and its customers’ products, competitive and technological developments, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

KOSS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(Unaudited)

	Three Months		Nine Months
Period Ended March 31	2005	2004	2005	2004
Net sales	$9,772,686	$10,547,180	$28,970,345	$29,551,443
Cost of goods sold	6,159,205	6,299,669	17,975,273	18,064,287

Gross profit	3,613,481	4,247,511	10,995,072	11,487,156
Selling, general and administrative expense	2,200,546	2,533,181	6,776,892	6,535,030

Income from operations	1,412,935	1,714,330	4,218,180	4,952,126
Other income (expense)
Royalty income	21,921	183,750	657,991	761,442
Interest income	17,563	1,711	34,439	6,832
Interest expense	0	0	0	(960)

Income before income tax provision and cumulative effect of change in accounting principles	1,452,419	1,899,791	4,910,610	5,719,440
Provision for income taxes	566,443	741,975	1,915,281	2,245,644

Income before cumulative effect of change in accounting principles	885,976	1,157,816	2,995,329	3,473,796
Cumulative effect of change in accounting principles (net of tax of $49,125)	0	0	0	(75,875)

Net income	$885,976	$1,157,816	$2,995,329	$3,397,921

Earnings per common share:
Basic earnings per common share:
Before cumulative effect of accounting change	$0.24	$0.31	$0.81	$0.92
Accounting change	0	0	0	(0.02)

Basic earnings per common share:	$0.24	$0.31	$0.81	$0.90
Diluted earnings per common share:
Before cumulative effect of accounting change	$0.23	$0.29	$0.76	$0.88
Accounting change	0	0	0	(0.02)

Diluted earnings per common share	$0.23	$0.29	$0.76	$0.86

Dividends per common share	$0.13	$0.13	$0.39	$0.39

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